Exhibit 10.31(a)

Incentive Bonus Arrangement for 2009 for Sean Harrington

Incentive Bonus. Sean Harrington ("Employee") shall be eligible to receive a bonus (the "Incentive Bonus") consisting of two components, as described below.

(A) The first component of the Incentive Bonus is as follows. In the event that, for calendar year 2009 ("2009"), Net Income from Elemis-Related Operations (as defined below) shall equal ninety percent (90%) of the amount thereof as set out in the applicable budgets of Steiner Leisure Limited ("SLL") for 2009 (the "Budgeted Net Income"), which budgets (or summary versions thereof) shall have been approved for the purpose of the remuneration hereunder by the Compensation Committee (the "Committee") of the board of directors of SLL (the "Approved Budgets"), then, Employee shall be entitled to receive an amount equal to 0.20 times the base salary of Employee for 2009 (the "Base Salary"). In the event that, for 2009, Net Income from Elemis-Related Operations exceeds ninety percent (90%) of Budgeted Net Income, then, for each one percent (1%) increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted Net Income, Employee shall be entitled to receive an additional amount equal to 0.020 times the Base Salary. In addition, for each percent that one hundred percent (100%) of Budgeted Net Income is exceeded for 2009, Employee shall be entitled to receive additional bonus payments equal to 0.016 times the Base Salary, up to a maximum Incentive Bonus of 0.80 times the Base Salary. For purposes of the Incentive Bonus, "Net Income from Elemis-Related Operations" means the cumulative result of the net income of Elemis Limited (the "Company"), reduced by the net income of the Company attributable to transactions with Affiliates (as defined in Section 405 of the Securities Act of 1933, as amended) of the Company, and increased by net income from "Cosmetics Export" as each of these three "net incomes" is defined for purposes of the Approved Budgets.

(B) The second component of the Incentive Bonus is as follows. In the event that, for 2009, SLL shall have met ninety percent (90%) of the earnings per share for SLL as set out in the Approved Budgets (the "Budgeted EPS"), then, Employee shall be entitled to receive an amount equal to 0.05 times the Base Salary. In the event that, for 2009, SLL exceeds ninety percent (90%) of the Budgeted EPS for 2009, then, for each percent increase over ninety percent (90%), up to one hundred percent (100%) of Budgeted EPS for that Year, Employee shall be entitled to receive an additional amount equal to 0.005 times the Base Salary. In addition, for each percent that one hundred percent (100%) of Budgeted EPS is exceeded for 2009, Employee shall be entitled to receive additional bonus payments equal to 0.004 times the Base Salary, up to a maximum Incentive Bonus of 0.20 times the Base Salary.

(C) Notwithstanding the foregoing, Employee shall not be entitled to receive any Incentive Bonus in excess of two and one-half percent (2.50%) of the budgeted net income of Elemis-Related Operations for 2009. Any Incentive Bonus which Employee is entitled to receive for 2009 shall be payable on or before March 1, 2010.

(D) Employee shall only be entitled to receive an Incentive Bonus for 2009 if Employee is employed by the Company at the close of business on December 31, 2009.

(E) The Incentive Bonus may be subject to a reduction of up to twenty-five percent (25%) in the discretion of the Committee in the event that Employee commits a material violation of a Company or SLL policy or consistently fails to follow a Company or SLL policy or policies (collectively, a "Violation") and Employee is required to promptly inform the Chief Executive Officer of SLL of any Violation with respect to any officer of the Company or any Affiliate thereof of which Employee becomes aware.